Exhibit 4.6


                           FORM OF AGREEMENT TO AMEND
               Financial Lease Agreement No. [number] dated [date] by and between Open Joint Stock Company RTC-Leasing and Open Joint Stock
 Company Long-Distance and International Telecommunications Rostelecom


THIS AGREEMENT TO AMEND (this "Amendment Agreement") is made on _________ 2003 by and between:

(1) OPEN JOINT STOCK COMPANY RTC-LEASING (the "Lessor"), located at: 5 Delegatskaya, Moscow 127091, Russian Federation, represented by General Director Mikhail Grigorievich Trufanov who is acting under the Charter, and

(2) OPEN JOINT STOCK COMPANY OF LONG DISTANCE AND INTERNATIONAL
TELECOMMUNICATIONS ROSTELECOM (the "Lessee"), located at: 5 Delegatskaya, Moscow 127091, Russian Federation, represented by General Director Dmitry Yevgenievich Yerokhin who is acting under the Charter,

(jointly referred to as the "Parties" and individually, as a "Party").

WHEREAS:

- On March 23, 1998, the Parties entered into Financial Lease Agreement No. [number] (with subsequent amendments dated [dates of amendments] by and between OJSC RTC-Leasing and OJSC Rostelecom No. [number]) (hereinafter, the "Lease Agreement") whereunder the Lessor undertook to the Lessee to acquire title to the Property specified by the Lessee from the Seller specified by the Lessee and to provide such Property to the Lessee for temporary possession and use, while the Lessee undertook to make Lease Payments in favor of the Lessor;

THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.   Use of Terms

Terms defined in the Lease Agreement shall have the same meanings herein.

2.   Construction and Continued Validity

2.1 As of the date hereof, amendments shall be made to the Lease Agreement, whereupon any provisions of the Lease Agreement shall be construed for any purpose in accordance herewith only.

2.2 With the exception of the amendments hereinbelow specified, the provisions of the Lease Agreement shall remain fully in force and effect.

3.   Amendments

Section 8.1 of the Lease Agreement shall be hereby amended as follows:

"8.1 The Amount Due shall be paid to the Lessor as follows:

8.1.1 The Lessee shall pay the first portion of the Amount Due totaling [amount], which amount does not include value-added tax, on January 28, 2004; and

8.1.2 The Lessee shall pay the remaining portion of the Amount Due totaling [amount], which amount does not include value-added tax, on January 30, 2034."

4.   Incorporation into the Lease Agreement

This Amendment Agreement shall form an integral part of the Lease Agreement.

5.   Entry into Force

This Amendment Agreement shall enter into force as of the date of its execution by both Parties.

This Amendment Agreement is drawn up in the Russian language, one (1) counterpart per Party.

In witness whereof this Amendment Agreement is executed by the Parties' duly authorized representatives:


For the Lessor                              For the Lessee


------------------------                    --------------------------
Mikhail Grigorievich                        Dmitry Yevgenievich
Trufanov                                    Yerokhin
General Director                            General Director


-------------------------                   --------------------------
Natalia Yevgenievna                         Alexander Alexandrovich
Kolesnikova                                 Lutsky
Chief Accountant                            Chief Accountant

Seal                                        Seal